Exhibit 99.1

JOINT FILING AGREEMENT

 In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 3 to the Statement on Schedule  13D dated July 13, 2010, with respect to the Common Stock of Ezenia! Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 13, 2010

North & Webster, LLC

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member

/s/ Samuel A. Kidston
Samuel A. Kidston

North & Webster Value Opportunities Fund, L.P.

By:	North & Webster, LLC

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member